                                                                      Exhibit 11



                               BROOKSTONE, INC.

               COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS)
                               PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)

                                               Thirteen Weeks Ended             Thirty-nine Weeks Ended
                                     -----------------------------------    -----------------------------------
                                     October 31, 1998   November 1, 1997    October 31, 1998   November 1, 1997
                                     -----------------------------------    -----------------------------------

Net loss                                $ (4,464)           $ (3,733)           $ (9,356)         $ (7,964)
                                        ========            ========            ========          ========
Weighted average number of common
  shares  outstanding                      8,012               7,802               7,967             7,794

Effect of dilutive securities:
  Stock options                                -                   -                   -                 -
                                        --------            --------            --------          --------
Weighted average number of common
  shares  as adjusted                      8,012               7,802               7,967             7,794
                                        ========            ========            ========          ========

Net loss per share basic/diluted        $  (0.56)           $  (0.48)           $  (1.17)         $  (1.02)
                                        ========            ========            ========          ========